EXHIBIT 10.6.4
AMENDMENT
TO THE
KANSAS CITY SOUTHERN
401(k) AND PROFIT SHARING PLAN
(As Amended and Restated Effective April 1, 2002)
     The Kansas City Southern 401(k) and Profit Sharing Plan, as amended and restated effective April 1, 2002, (the “Plan”), and as subsequently amended by five amendments thereto, is hereby further amended as follows effective upon the execution of this amendment except where otherwise stated:
     1. The following paragraph is added to Section 2.01 (“Eligibility”) of the Plan immediately following the first paragraph of Section 2.01:
     Notwithstanding the preceding paragraph of this Section 2.01, any Employee (other than an Excluded Employee) who is classified by the Employer as either a part-time employee, a seasonal employee or a temporary employee shall become a Participant in the Plan on the Plan Entry Date (if employed on that date) coincident with or immediately following the date such Employee has both completed one Year of Service and attained age 18. If an Employee who is classified by the Employer as either a part-time employee, a seasonal employee or a temporary employee, is a Participant in the Plan on the date of the execution of this amendment, but has not met the requirements for participation under the preceding sentence, then such Employee shall cease to be a Participant on the day following the date of execution of this amendment and shall thereafter become a Participant in the Plan on the Plan Entry Date (if employed on that date) coincident with or immediately following the date such Employee has both completed one Year of Service and attained age 18.
     2. Section 2.02 (“Year of Service — Participation”) of the Plan is deleted and the following Section 2.02 is substituted:
     2.02 Year of Service — Participation. An Employee who is classified by the Employer as either a part-time employee, a seasonal employee or a temporary employee will complete one Year of Service for purposes of such Employee’s eligibility to participate in the Plan under Section 2.01 if the Employee completes at least 1,000 Hours of Service during an eligibility computation period. For purposes of this Section 2.02, an eligibility computation period means the 12-consecutive-month period commencing with such Employee’s Employment Commencement Date. Subsequent eligibility computation periods will be each Plan Year commencing with the Plan Year in which occurs the first anniversary of such Employee’s Employment Commencement Date. The Plan does not require an Employee who terminates employment to establish a new Employment Commencement Date if re-employed by the Employer.

     3. The following paragraph is added to the end of Section 3.04 (“Contribution Allocations”) of the Plan effective on and after January 1, 2006:
     Compliance with Treasury Regulations under Code Sections 401(k) and 401(m). Notwithstanding any provisions of the Plan to the contrary, any allocation of qualified matching contributions or qualified nonelective contributions shall comply with the applicable provisions of the Treasury Regulations issued under Code Section 401(k) and Code Section 401(m).
     4. The following paragraph is added to Section 6.03(E) (“Special Distributions Rules for Deferral Contributions Account, Rollover Account and Qualified Accounts”) of the Plan immediately preceding the subparagraph titled “Procedure”:
     Disability. A Participant may withdraw all or any part of the Participant’s Deferral Contributions Account (including the Participant’s Catch-up Contributions Subaccount), Qualified Matching Contributions Account, Qualified Nonelective Contributions Account, Profit Sharing Contributions Account and Rollover Account if the Participant is disabled. A Participant who is 100% vested in the Participant’s Regular Matching Contribution Account also may withdraw all or any part of the Participant’s Regular Matching Contribution Account if the Participant is disabled. For purposes of this paragraph, a Participant is disabled if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration.
     5. Effective on and after January 1, 2006, the allocable income under Section 12.04 (“Actual Deferral Percentage (“ADP”) Test”) of the Plan with respect to a corrective distribution for the “gap period”, and the allocable income under Section 12.05 (“Nondiscrimination Rules for Employer Matching Contributions/Employee Contributions”) of the Plan with respect to a corrective distribution for the “gap period”, shall be determined in accordance with final Treasury Regulations issued under Code Section 401(k) and Code Section 401(m) notwithstanding any contrary provisions in Section 12.04 or Section 12.05.
     IN WITNESS WHEREOF, Kansas City Southern has executed this Amendment this 7th day of August, 2007.

KANSAS CITY SOUTHERN
By:	/s/ Michael R. Haverty
Michael R. Haverty, Chairman & CEO